EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-125644, 333-110151, 333-76895, 333-71770, 033-57610, 333-29667 and 333-09383) of Trident Microsystems, Inc. of our report dated August 7, 2007 relating to the financial statements, financial schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in its Annual Report on Form 10-K filed on August 7, 2007.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 22, 2007